Exhibit 99.1

NEWS RELEASE

ANTARES PHARMA WELCOMES ROBERT P. ROCHE JR. TO BOARD OF DIRECTORS

EWING, NJ, July 30, 2013 — Antares Pharma, Inc. (NASDAQ: ATRS) today announced the election of Robert P. Roche Jr. to the Company’s Board of Directors.

Mr. Roche has served as principal of Robert Roche Associates LLC, a consulting firm providing guidance to the pharmaceutical and healthcare industries since February 2010. From January 1995 through February of 2010, Mr. Roche led commercial operations at Cephalon, Inc., a global biopharmaceutical company. Prior to his retirement from Cephalon, Mr. Roche held the position of Executive Vice President, Worldwide Pharmaceutical Operations, in which capacity he oversaw several successful new product launches.

Leonard S. Jacob, M.D., Ph.D., Chairman of the Board of Antares Pharma, stated, “The addition of Bob Roche to our Board is welcomed and timely. His background and success in commercial operations and product launches will serve to complement the experienced sales and marketing team that Antares has assembled. Subject to FDA approval, the Company plans to launch OTREXUP™ for the treatment of rheumatoid arthritis early next year.”

“I am excited to be joining the Board of Antares Pharma at this point in the Company’s growth,” said Robert P. Roche Jr. “The Company has developed a comprehensive commercialization plan for OTREXUP™ which I am confident will result in a well-coordinated launch early next year. The launch plan will also serve as a template for other drug-device combination products in their pipeline, such as QS T for Testosterone Replacement Therapy.” added Mr. Roche.

Mr. Roche was elected unanimously by the Company’s Board of Directors at the recommendation of the Nomination and Governance Committee. Before joining Cephalon, Mr. Roche served as Director and Vice President, Worldwide Strategic Product Development for SmithKline Beecham’s central nervous system and gastrointestinal products business. Prior to that, he held senior marketing positions in Canada and Spain and had product planning responsibilities for SmithKline in Latin America. Mr. Roche began his pharmaceutical career in 1982 with SmithKline & French as a U.S. Pharmaceutical sales representative. He is a graduate of Colgate University and earned an MBA from the Wharton School at the University of Pennsylvania.

Paul K. Wotton, Ph.D., President and Chief Executive Officer, stated, “I am pleased to have someone with Bob’s wide ranging experience join our Board. Bob’s track record of success speaks for itself, his extensive commercial and product launch experience will be invaluable as we continue to execute against our strategic plan and complete our transition to a specialty pharmaceutical company.”

About Antares Pharma

Antares Pharma focuses on self-administered parenteral pharmaceutical products and topical gel-based medicines. The Company is developing OTREXUP™, a combination product for the delivery of methotrexate using Medi-Jet™ technology for the treatment of rheumatoid arthritis, poly-articular-course juvenile rheumatoid arthritis and psoriasis, as well as VIBEX™ QS T for testosterone replacement therapy. The Company’s technology platforms include VIBEX™ disposable Medi-Jet™, disposable multi-use pen injectors and Vision™ reusable needle-free injectors marketed as Tjet® and Zomajet® by Teva Pharmaceutical Industries, Ltd (Teva) and Ferring Pharmaceuticals (Ferring), respectively. Antares Pharma has a multi-product deal with Teva that includes Tev-Tropin® human growth hormone (hGH), VIBEX™ epinephrine and several other products. Antares Pharma’s partnership with Ferring includes Zomacton® hGH. In the U.S. Antares has received FDA approval for Gelnique 3%™, a treatment for overactive bladder that is marketed by Actavis. Elestrin® (estradiol gel) is FDA approved for the treatment of moderate-to-severe vasomotor symptoms associated with menopause, and is marketed in the U.S. by Meda Pharma. Antares Pharma has two facilities in the U.S. The Parenteral Products Group located in Minneapolis, Minnesota directs the manufacturing and marketing of the Company’s reusable needle-free injection devices and related disposables, and develops its disposable pressure-assisted Medi-Jet™ and pen injector systems. The Company’s corporate office and Product Development and Commercial Groups are located in Ewing, New Jersey.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are indicated by the words “may,” “will,” “plans,” “intends,” “believes,” “expects,” “anticipates,” “potential,” “could,” “would,” “should,” and similar expressions. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others, changes in revenue growth and difficulties or delays in the initiation, progress, or completion of product development. In addition, the OTREXUP™ and QuickShot testosterone products referred to in this press release have not yet been approved by the FDA, and the commercialization of OTREXUP™ and QuickShot testosterone are dependent on the Company receiving FDA approval of these products. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Contact:

Jack Howarth

Vice President, Corporate Affairs

609-359-3016

jhowarth@antarespharma.com

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